UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15 2012

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On November 15, 2012, the Registrant’s wholly owned subsidiary, Ecological Partners, LLC, a New York limited liability company (“EPLLC”), a special purpose entity incorporated to effectuate the acquisition, entered into an Asset Purchase Agreement (the “Agreement”) with Ecological LLC., (“Ecological”) a Delaware limited liability Company.

Pursuant to the Agreement, EPLLC will acquire all of the assets of Ecological. In consideration of the Purchased Assets (as defined), the Registrant shall pay to Ecological (a) the sum of $3,000,000 in cash, (b) such number of restricted shares of Registrant’s common stock equal to $4,000,000, based on the 5-day volume weighted average closing price (“VWAP”) of the common stock for the five days prior to the date the Agreement is executed, as stated on the OTC Bulletin Board (the “Shares”).  The Registrant will also enter into an employment agreement with Brian King, one of the principals of Ecological, and another principal, Joseph Grano Jr., will accept the position of Chairman of the Board of Directors for the Registrant.

The purchase price shall be paid as follows: (i) $3,000,000 in cash less assumed liabilities on the Closing Date, and (ii) delivery of the Shares within 10 days after the Closing Date. The Closing Date is anticipated for November 30, 2012.

The Agreement is conditioned upon: (i) the Registrant completing an equity financing resulting in minimum gross proceeds of $4,000,000, (ii) with satisfactory completion of due diligence, (iii) Ecological must have $1 million on its balance sheet immediately after closing , and  (iv)  Joseph Grano shall have been appointed a director of Premier and Chairman of the Board of Directors for a term of at least 2 years after the Closing Date.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this
Report.

10.1	Asset Purchase Agreement dated November 15, 2012, between Ecological Partners, LLC and Ecological, LLC.

10.2           Press Release dated November 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: November 16, 2012	By:	/s/ Mark S. Elliott
Mark S. Elliott
CEO